UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 6, 2014

SUPERVALU INC.

(Exact name of registrant as specified in its charter)

Commission File No. 1-5418

Delaware	41-0617000
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

7075 Flying Cloud Drive Eden Prairie, Minnesota	55344
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (952) 828-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On May 6, 2014, SUPERVALU INC. (the “Company”) and its wholly-owned subsidiaries, SUPERVALU Pharmacies, Inc. and SUPERVALU Gold, LLC (collectively, the “SVU Buyers”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with RBF, LLC (“Seller”) and Roundy’s Supermarkets, Inc. (“Roundy’s”).  Under the Asset Purchase Agreement, the SVU Buyers will, following satisfaction or waiver of applicable conditions to closing, purchase certain assets and assume certain liabilities related to five Rainbow Foods grocery stores, 11 Rainbow Foods pharmacy locations, and one Rainbow Foods liquor store.  The SVU Buyers intend to operate three of the grocery stores, all pharmacies and the liquor store under the CUB name and two of the grocery stores will continue to operate as Rainbow Foods grocery stores. The Company will acquire Roundy’s RAINBOW™ trademarks.  Roundy’s will be allowed to use those trademarks for a period of three months after the closings under the Asset Purchase Agreement and the Related Agreements (as defined below).  The cash purchase price under the Asset Purchase Agreement is approximately $29.5 million, plus the cost of inventory.  In addition, the SVU Buyers will assume certain lease obligations and multi-employer pension liabilities with respect to the acquired stores.

The Asset Purchase Agreement contains customary representations, warranties, and covenants of Seller, Roundy’s and the SVU Buyers, including covenants by Seller and Roundy’s to continue to operate the stores in the ordinary course of business until the closings.  The Asset Purchase Agreement also includes customary indemnification provisions, and termination rights for Seller, Roundy’s and the SVU Buyers.

The parties’ obligations to consummate the transactions contemplated by the Asset Purchase Agreement are subject to the satisfaction or waiver of certain conditions, including obtaining required consents, the absence of any injunction or governmental investigation that prohibits or seeks to prohibit the consummation of the transactions or that would require the SVU Buyers to take certain actions, and the absence of a material adverse effect on the business to be acquired.  The transactions are expected to close on a staggered basis after conditions are met for a sufficient number of stores under the Asset Purchase Agreement and the Related Agreements (as defined below).  The closings are expected to be completed by the end of the Company’s second fiscal quarter. The transactions are not subject to approval by the Company’s stockholders and are not subject to a financing condition.

There is no material relationship between the SVU Buyers, on one hand, and Seller or Roundy’s, on the other hand, other than in respect of the Asset Purchase Agreement.

A copy of the Asset Purchase Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.  The foregoing description of the Asset Purchase Agreement is qualified in its entirety by reference to the full text of such agreement.

In addition, on May 6, 2014, Jerry’s Enterprises, Inc. and certain of its affiliates, including Diamond Lake 1994 L.L.C. in which the Company has a minority ownership interest; Haug Enterprises, Inc. and its wholly-owned subsidiary; Lund Food Holdings, Inc.; and two entities in which Radermacher Foods has a minority interest and the Company has a majority interest (collectively, the “Franchisees and Independent Retailers”) also executed asset purchase agreements with Seller and Roundy’s on similar terms as the Asset Purchase Agreement (collectively, the “Related Agreements”).  Under the Related Agreements, the Franchisees and Independent Retailers will purchase certain assets and assume certain liabilities related to 13 Rainbow Foods grocery stores, two Rainbow Foods pharmacy locations, and two Rainbow Foods liquor stores.  The Company’s share of the cash purchase price under the Related Agreements, as a result of its ownership interests described above, is approximately $5.5 million plus the cost of inventory in amounts proportionate to the Company’s ownership interests.

Following the closings of the transactions contemplated in the Asset Purchase Agreement and the Related Agreements, it is intended that of the total 18 Rainbow Foods grocery stores acquired, 10 will be operated as CUB Foods grocery stores, two will be operated as Byerly’s grocery stores and six will continue to operate as Rainbow Foods grocery stores.  The SVU Buyers will have 100 percent ownership in three CUB Foods grocery stores, majority ownership in two CUB Foods grocery stores, minority ownership in three CUB Foods grocery stores and 100 percent ownership in two Rainbow Foods grocery stores as well as 100 percent ownership interest in eleven pharmacy locations.

Item 8.01                                           Other Events.

On May 7, 2014, the Company issued a News Release in connection with its entry into the Asset Purchase Agreement.  A copy of the News Release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit Number	Description
2.1

Asset Purchase Agreement, dated May 6, 2014, by and among RBF, LLC, Roundy’s Supermarkets, Inc., SUPERVALU INC., SUPERVALU Pharmacies, Inc. and SUPERVALU Gold, LLC.

* The exhibits and schedules to Exhibit 2.1 have been omitted in accordance with Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the SEC, upon request, a copy of all omitted exhibits and schedules.

99.1	News Release of SUPERVALU INC. issued on May 7, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERVALU INC.

Dated May 7, 2014	By:	/s/Karla C. Robertson
Karla C. Robertson
Executive Vice President, General Counsel and Corporate Secretary
(Authorized Officer of Registrant)

EXHIBIT INDEX

Exhibit Number	Description
2.1

Asset Purchase Agreement, dated May 6, 2014, by and among RBF, LLC, Roundy’s Supermarkets, Inc., SUPERVALU INC., SUPERVALU Pharmacies, Inc. and SUPERVALU Gold, LLC.

* The exhibits and schedules to Exhibit 2.1 have been omitted in accordance with Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the SEC, upon request, a copy of all omitted exhibits and schedules.

99.1	News Release of SUPERVALU INC. issued on May 7, 2014.